Exhibit 99.1

News Release

Contacts:	Media Relations:	Investor Relations:
	Sheri Woodruff 610-893-9555 Office 609-933-9243 Mobile swoodruff@tycoelectronics.com	John Roselli 610-893-9559 Office Keith Kolstrom 610-893-9551 Office

TYCO ELECTRONICS ANNOUNCES PRICING OF $300.0 MILLION
FIXED RATE SENIOR NOTES OFFERING

PEMBROKE, Bermuda — July 10, 2008 — Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) today announced that its wholly-owned subsidiary, Tyco Electronics Group S.A. (“TEGSA”), has priced an offering of $300.0 million aggregate principal amount of 5.950% Senior Notes due 2014. The offer is being made pursuant to an effective registration statement filed by Tyco Electronics and TEGSA on July 1, 2008.

The $300,000,000 Senior Notes due 2014 will be issued at a price of 99.972% and will bear interest at a rate of 5.950% per year, payable semi-annually.

Tyco Electronics intends to use the net proceeds of this offering for general corporate purposes, including the repayment of outstanding debt.

Goldman, Sachs & Co., UBS Securities LLC, Banc of America Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated are joint book-running managers for this offering, which is expected to settle on July 14, 2008.

A copy of the prospectus for the offering can be obtained from your Goldman Sachs sales person or Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004 Attention: Prospectus Department, via fax at 212-902-9316 or via e-mail at prospectus-ny@ny.email.gs.com, or from your UBS sales person or UBS Securities LLC, 299 Park Avenue, New York, NY 10171 Attention: Prospectus Department, via telephone at 877-827-6444 (ext 561 3884) or via e-mail at: Clint.Lauriston@ubs.com.

This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this announcement that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should” or the negative of these terms or similar expressions. Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements.

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